Exhibit 99.1

Palisade Bio Announces Pricing of $12 Million Upsized Underwritten Public Offering

CARLSBAD, Calif., Aug. 12, 2022 (GLOBE NEWSWIRE) -- Palisade Bio (Nasdaq: PALI), a clinical stage biopharmaceutical company advancing therapies for acute and chronic gastrointestinal (GI) complications, today announced the pricing of an underwritten public offering for gross proceeds of approximately $12 million prior to deducting underwriting discounts and commissions and offering expenses.

The offering is comprised of (i) 42,160,000 shares of common stock, (ii) 1,460 shares of Series B convertible preferred stock, (iii) 48,000,000 Series 1 Warrants with an exercise price of $0.25 per share and a term of one year following the issuance date, and (iv) 48,000,000 Series 2 Warrants with an exercise price of $0.25 per share and a term of five years following the issuance date. The price per share of common stock, Series 1 Warrant and Series 2 Warrant is $0.25. The price per share of Series B convertible preferred stock, Series 1 Warrant to purchase 4,000 shares of common stock and Series 2 Warrant to purchase 4,000 shares of common stock is $1,000.00. The warrants will be exercisable beginning on the date of stockholder approval of the exercisability of the warrants under Nasdaq rules. The closing of the offering is expected to take place on or about August 16, 2022, subject to the satisfaction or waiver of customary closing conditions.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager in connection with this offering.

In addition, the company has granted the underwriter a 45-day option to purchase up to 7,200,000 additional shares of common stock, additional Series 1 Warrants to purchase up to 7,200,000 shares of common stock and/or additional Series 2 Warrants to purchase up to 7,200,000 shares of common stock, solely to cover over-allotments, if any, at the public offering price per share of common stock, Series 1 Warrant and Series 2 Warrant, less the underwriting discounts and commissions. The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-265769), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on August 11, 2022 and an additional registration statement on Form S-1 filed pursuant to Rule 462(b), which was filed on August 11, 2022 and became effective upon filing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A preliminary prospectus relating to the proposed offering was filed with the SEC on August 9, 2022 and is available on the SEC’s website located at http://www.sec.gov. A final prospectus relating to this offering will be filed by the company with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

About Palisade Bio

Palisade Bio is a clinical stage biopharmaceutical company advancing therapies that aim to aid patients suffering with acute and chronic gastrointestinal complications stemming from post-operative digestive enzyme damage. Palisade Bio’s innovative Phase 3 lead asset LB1148, is a protease inhibitor with the potential to both reduce abdominal adhesions and help restore bowel function following surgery. Positive data from Phase 2 studies of LB1148 demonstrated safety and tolerability as well as a statistically significant improvement in the return of bowel function and a decrease in the length of stay in ICU and hospital compared to placebo. Palisade Bio believes that its investigational therapies have the potential to address the myriad health conditions and complications associated with the chronic disruption to the gastrointestinal epithelial barrier. For more information, please go to www.palisadebio.com.

Exhibit 99.1

Forward-Looking Statements

This communication contains “forward-looking” statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the closing of the underwritten offering, the over-allotment option, and the timing of shareholder meetings. These forward-looking statements are based upon Palisade’s current expectations. Forward-looking statements involve risks and uncertainties. Palisade’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the company’s ability to advance its clinical programs; the risk that LB1148 may not demonstrate expected benefits; the uncertain and time-consuming regulatory approval process; the company’s ability to achieve additional financing to fund future operations; the company’s ability to comply with the continued listing requirements for Nasdaq; and general business and economic conditions. Additional risks and uncertainties can be found in in the risk factors set forth in Palisade’s filings with the Securities and Exchange Commission from time to time, including Palisade’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Palisade’s registration statement on Form S-1. Palisade expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Palisade’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Investor Contact

Dawn Hofmeister
ir@palisadebio.com

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

PALI@jtcir.com